UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 7, 2006

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers.

Resignation of Director

Effective December 7, 2006, Ross J. Centanni resigned as a member of the Board of Directors of Esterline Technologies Corporation (the “Company”), chairman of the Nominating & Corporate Governance Committee and member of the Compensation Committee. Mr. Centanni resigned prior to the expiration of his term for personal reasons and not due to any disagreement on any matter relating to the Company’s operations, policies or practices. As a result of Mr. Centanni’s resignation, the Company reduced the size of the Board of Directors from ten to nine members.

Annual Incentive Plan

On December 7, 2006, the Board of Directors approved the Annual Incentive Plan for Fiscal Year 2007 (the “2007 Annual Plan”), in which each of our executive officers participates. Award amounts payable under the 2007 Annual Plan are initially computed at the beginning of the fiscal year based on a target award amount (stated as a percentage between 5% and 60% of the executive’s base salary as of the end of the plan’s fiscal year) and the achievement of certain performance measurement goals. The target award amount is not guaranteed, but reflects what will be payable if expected results are achieved. Actual awards may be larger or smaller based upon Company performance relative to pre-established performance goals, with opportunities ranging from 0% to 200% of target award amounts. No executive may receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee and approved by the Board of Directors. Upon achievement of the minimum performance level, each executive will earn 25% of his target award amount, which amount will increase in correlation with Company performance up to a maximum of 200% of the target award amount. For fiscal 2007, the Compensation Committee selected earnings per share as the sole performance measurement goal. The Compensation Committee recommended and the Board of Directors approved achievement by the Company of a minimum threshold of 70% of budgeted earnings per share before any executive would earn an award and a maximum ceiling of 130% of budgeted earnings per share, above which no further award would be earned. The 2007 Annual Plan is administered under the Company’s 2004 Equity Incentive Plan.

The target and maximum award amounts for fiscal 2007 are as set forth below:

	2007 Annual Plan Award Amount (as a percentage of base salary)
Executive Officer	Target	Maximum
Robert W. Cremin	60%	120%
Robert D. George	40%	80%
Larry A. Kring	40%	80%
Stephen R. Larson	40%	80%
Richard J. Wood	35%	70%

Long-Term Incentive Plan Target Awards

On December 7, 2006, the Board of Directors approved, based on the recommendation of the Compensation Committee, target award amounts under the Company’s Long-Term Incentive Plan (the “Long-Term Plan”) for the three-year performance period that will run from fiscal year 2007 through fiscal year 2009. Target award amounts, as a percentage of base salary, to be paid to Robert W. Cremin, Robert D. George, Larry A. Kring, Stephen A. Larson and Richard J. Wood under the Long-Term Plan for the three-year performance period if the Company achieves plan objectives for both cumulative earnings per share growth and return on invested capital are 73.5%, 56%, 52.5%, 52% and 42%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: December 13, 2006	By:	/s/ ROBERT D. GEORGE
Name: Robert D. George
Title: Vice President, Chief Financial Officer, Secretary and Treasurer